EXHIBIT 99.2
News Release

TranSwitch Announces One-for-Eight Reverse Stock Split

SHELTON, CT – November 9, 2009 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging data, video and voice wireline and wireless networks, announced today that its Board of Directors has approved the implementation of a one-for-eight reverse stock split of the Company's common stock.  The reverse stock split, which was authorized by the stockholders at the Company's 2009 annual meeting of stockholders on May 21, 2009, will take effect at 11:59 p.m. (Eastern Time) on November 23, 2009 (the "Effective Time"). Trading of TranSwitch’s common stock on the Nasdaq Capital Market will continue, on a reverse stock split-adjusted basis, with the opening of the markets on November 24, 2009.

The reverse stock split has been implemented in part to enable the Company to reestablish compliance with Nasdaq Marketplace Rule 5450(a)(2), requiring a $1 minimum closing bid price.  The Company had been notified that it would be required to demonstrate compliance with the minimum closing bid price requirement by last Friday, November 6, 2009.

For the purpose of identifying a recent reverse stock split, the Company's trading symbol will be temporarily changed from “TXCC” to “TXCCD” for a period of twenty trading days beginning November 24, 2009.  The Company's trading symbol is expected to revert to TXCC on December 23, 2009.

As a result of the reverse stock split, each eight shares of TranSwitch’s common stock that are issued and outstanding or held in treasury at the Effective Time will be automatically combined into one share, subject to the elimination of fractional shares as described below.  The reverse stock split will affect all issued and outstanding shares of the Company's common stock, as well as shares of common stock underlying stock options and the Company’s outstanding  5.45% Convertible Notes due 2011 that are outstanding immediately prior to the effective date of the reverse stock split. The total number of shares of common stock issued and outstanding will be reduced from approximately 160 million shares to approximately 20 million shares.

The Company’s transfer agent, Computershare Trust Company (www.computershare.com), will act as exchange agent for the reverse stock split.  Stockholders of record as of the Effective Time will receive a letter of transmittal providing instructions for the exchange of their stock certificates as soon as practicable following the reverse stock split. Stockholders who hold their shares in "street name" will be contacted by their banks or brokers with any instructions.

Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares. Where shares are held in certificated form, stockholders must provide Computershare Trust Company with a properly completed and duly executed transmittal letter and surrender all old certificate(s), after which they will receive an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by Computershare Trust Company of all fractional shares otherwise issuable. Stockholders who hold their stock in "street name" should contact their brokers for further information regarding payment for fractional shares.

About TranSwitch Corporation:

TranSwitch Corporation (Nasdaq: TXCC) designs, develops and markets innovative semiconductors and technologies that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For More Information Contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465
Robert.Bosi@transwitch.com